Exhibit 10.1

SUMMARY SHEET OF EXECUTIVE CASH COMPENSATION

This Summary Sheet is being updated to (i) reflect the increase in base salary of Perry E. Davis which occurred on November 13, 2016, (ii) reflect the planned salary reduction of Jack D. Crusa as part of his retirement transition, and (iii) include the adoption of the 2017 Individual Performance Goals (the “IPGs”) assigned to the Company’s named executive officers by the Compensation Committee (the “Committee”) on February 20, 2017.

Except as indicated below, the following table sets forth annual base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers in 2015 and as adopted for 2016 by the Committee on March 23, 2016. The base salary of Perry E. Davis was also increased on November 13, 2016.

Named Executive Officers	2015 Base Salaries	2016 Base Salaries	After November 2016 Increase
Karl G. Glassman, President and Chief Executive Officer[1]	$840,000	$1,100,000	$—
Matthew C. Flanigan, EVP and Chief Financial Officer	$507,000	$523,000	$—
Perry E. Davis, EVP, President – Residential Products & Industrial Products	$370,000	$385,000	$425,000
Jack D. Crusa, SVP – Operations[2]	$365,000	$380,000	$—
David. S. Haffner, Former Board Chair and Chief Executive Officer[3]	$1,130,000	$1,130,000	$—

[1]	Mr. Glassman served as the Company’s President and Chief Operating Officer through December 31, 2015. Upon his promotion to President and Chief Executive Officer on January 1, 2016, the Committee increased his salary to $1,100,000 at its meeting on January 4, 2016.
[2]	As previously reported, Mr. Crusa notified the Company that his retirement date is expected to be December 31, 2017. As determined in January 2017, as part of Mr. Crusa’s retirement transition, he will continue to receive his current annual base salary until April 2, 2017 when such rate will be reduced to $190,000. His salary rate is expected to be further reduced to $152,000 on July 9, 2017.
[3]	Mr. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. Pursuant to Mr. Haffner’s former employment agreement with the Company, he is entitled to continue to receive his annual base salary (at the rate of $1,130,000) for all of 2016 and on a prorated basis through the 2017 Annual Shareholders Meeting, which is scheduled to be held in May.

Except as noted below, the named executive officers were eligible to receive a cash annual incentive under the Company’s 2014 Key Officers Incentive Plan (filed March 25, 2014 as Appendix A to the Company’s Proxy Statement) (the “KOIP”) in accordance with the 2016 Award Formula (filed March 28, 2016 as Exhibit 10.1 to the Company’s Form 8-K). Each executive’s cash award was calculated by multiplying his annual base salary at the end of the KOIP plan year by his Target Percentage, then applying the award formula adopted by the

Committee for that year. The Target Percentages in 2015 and 2016 for the principal executive officer, principal financial officer and other named executive offices are shown in the following table.

Named Executive Officers	2015 Target Percentages	2016 Target Percentages
Karl G. Glassman, President and Chief Executive Officer	90%	115%
Matthew C. Flanigan, EVP and Chief Financial Officer	80%	80%
Perry E. Davis, EVP, President – Residential Products & Industrial Products	60%	60%
Jack D. Crusa, SVP – Operations[1]	60%	60%
David S. Haffner, Former Board Chair and Chief Executive Officer[2]	115%	115%

[1]	As previously reported, Mr. Crusa notified the Company that his retirement date is expected to be December 31, 2017. As determined in January 2017, as part of Mr. Crusa’s retirement transition, he will participate in the Company’s Key Management Incentive Compensation Plan (the “KMICP”), which is a cash bonus plan for non-executive officers. The award formula for the KMICP is expected to be adopted in March 2017. Historically, the KMICP has had performance objectives based on Return on Capital Employed (70% relative weight) and Free Cash Flow (30% relative weight).
[2]	Mr. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. Pursuant to Mr. Haffner’s former employment agreement with the Company, he will continue to receive an annual incentive payment with a Target Percentage of 115% for all of 2016 and on a prorated basis through the 2017 Annual Shareholders Meeting, which is scheduled to be held in May. Mr. Haffner’s 2016 annual incentive was calculated in the same manner as a Corporate Participant under the 2016 KOIP Award Formula (based on Return on Capital Employed (ROCE) (60% relative weight); Cash Flow (20% relative weight); and IPGs (20% relative weight)); however, since Mr. Haffner did not have IPGs, as discussed below, his incentive award was based 70% on ROCE and 30% on Cash Flow.

Individual Performance Goals. On February 20, 2017, the Committee adopted IPGs for our named executive officers. Except as noted below, we expect that 20% of each executive’s cash award in 2017 under our 2014 Key Officers Incentive Plan will be based on the achievement of the IPGs and will be included in the 2017 award formula adopted by the Committee at the end of March 2017. The IPGs for our named executive officers in 2017 are, and as previously reported for 2015 and 2016, were:

Named Executive Officers	2015 IPGs	2016 IPGs	2017 IPGs
Karl G. Glassman, President and Chief Executive Officer	Business unit portfolio management, margin enhancement, revenue growth, acquisition integration, profitability of targeted businesses	Strategic planning, growth initiatives and succession planning	Strategic planning and succession planning

Matthew C. Flanigan, EVP and Chief Financial Officer	Information technology and risk management initiatives, leadership development	Strategic planning, credit facility renewal, information technology and internal audit improvements	Strategic planning, information technology improvements, succession planning and efficiency initiatives;

Perry E. Davis, EVP, President – Residential Products & Industrial Products	Acquisition objectives, growth of targeted businesses, leadership development	Growth of targeted businesses and supply chain initiatives	Growth initiatives and succession planning

Jack D. Crusa, SVP –Operations[1]	Capital improvements, growth and restructuring of targeted businesses, purchasing initiatives	Production improvements for targeted businesses, purchasing initiatives and succession planning	None assigned

David S. Haffner, Former Board Chair and Chief Executive Officer[2]	Strategic planning, business unit portfolio management, acquisition integration	None assigned	None assigned

[1]	As previously reported, Mr. Crusa notified the Company that his retirement date is expected to be December 31, 2017. As determined in January 2017, as part of Mr. Crusa’s retirement transition, he will participate in the Company’s Key Management Incentive Compensation Plan (the “KMICP”), which is a cash bonus plan for non-executive officers. As such, he did not receive IPGs for 2017. The award formula for the KMICP is expected to be adopted in March 2017. Historically, the KMICP has had performance objectives based on Return on Capital Employed (70% relative weight) and Free Cash Flow (30% relative weight).
[2]	Mr. Haffner served as the Company’s Board Chair and Chief Executive Officer through December 31, 2015. He was not employed by the Company after this date. As such, he did not receive IPGs for 2016 or 2017.

The achievement of the IPGs is measured by the following schedule.

Individual Performance Goals Payout Schedule

(1-5 scale)

Achievement	Payout
1 – Did not achieve goal	0%
2 – Partially achieved goal	50%
3 – Substantially achieved goal	75%
4 – Fully achieved goal	100%
5 – Significantly exceeded goal	up to 150%

3